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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

                              [FLEMING LETTERHEAD]


FOR IMMEDIATE RELEASE          CONTACTS:
                               (Media) Shane Boyd 972.906.2125
                               (Investors-Equity) Meredith Anderson 972.906.8592
                               (Investors-Debt) Matt Hildreth 972.906.8126


                       FLEMING TO DIVEST RETAIL OPERATIONS

    COMPANY TO FOCUS ON MORE PROFITABLE CORE WHOLESALE DISTRIBUTION BUSINESS

          PROCEEDS FROM SALE TO BE USED FOR SIGNIFICANT DEBT REDUCTION

                   UPDATED EPS AND CASH FLOW GUIDANCE FOR 2002
                 AND 2003 TO BE FOCUS OF COMPANY CONFERENCE CALL


         DALLAS, TEXAS, SEPTEMBER 24, 2002 - Fleming Companies, Inc. (NYSE: FLM) today announced that, having concluded the strategic review of its retail operations, the company has made the decision to divest Fleming's 110 existing price-impact stores, which operate under the Food 4 Less and Rainbow Foods banners.

         The decision - the result of a strategic review initiated subsequent to the Core-Mark and Head Distributing acquisitions - was based on a number of factors including: the advantages of focusing resources and investments completely on Fleming's growing supply chain distribution network; the greater return on invested capital opportunities that exist in the core wholesale distribution business as compared to the retail business; the increasingly competitive conditions in the retail environment; and the unique advantage that Fleming could gain from not competing with its distribution customers in the retail markets.

         Mark Hansen, Fleming's chairman of the board and chief executive officer, said, "Following the completion of our Core-Mark and Head Distributing transactions, which accelerated the transformation of Fleming's multi-tiered supply chain network and the diversification of our customer base, we initiated a strategic review of our retail business to ensure that it was still appropriately complementing our core distribution business. The conclusion of the review was that, based on the greater growth opportunities and the higher relative returns on invested capital generated by our distribution supply chain business, the divestiture of our price-impact retail business was in the best interest of our shareholders, distribution customers and the company.

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         "We concluded that by exiting the retail business, and not competing with the very customers with whom we are cultivating strong relationships, we would be in a unique position among our peers insofar as we would be the only independent, pure-play wholesale distributing company with a national footprint that covers all key retailing segments--independent supermarkets, convenience stores, chain stores, supercenters, discount stores, and other retail outlets. This perspective was underscored by the fact that being in retail requires fuel centers today and we simply don't want to compete with our new and valuable convenience store customer base."

         Not only will the divestiture of the retail business allow Fleming to focus fully and completely on its growing and profitable distribution business, but the proceeds from the sale of the retail operations, anticipated to be in excess of $450 million net of taxes, will contribute to Fleming's ongoing actions to reduce its debt.

         Hansen continued, "We are pleased with the progress our company has made to date in transforming our core distribution business into a multi-tiered, diversified supply network. The divestiture of our retail business represents the next major decision in the strategic repositioning of Fleming. Other aspects of that repositioning include strengthening our balance sheet, continuing our cost-cutting and right-sizing initiatives, implementing efficiency improvements in our centralized procurement functions and integrating our F1 technology. The expected cash inflow that will be generated by the sale, combined with other recent actions -- such as improving our operating cash flow, reducing capital expenditures, cutting administrative costs and eliminating any material debt maturities until 2007 -- further demonstrate Fleming's commitment to strengthen its balance sheet for long-term growth and success."

         Fleming has already initiated conversations with a number of potential buyers for these retail operations. Discussions and due diligence are in process with both self-distributing chains and regional and independent supermarket operators. The actual dispositions of the retail assets are anticipated to occur in a series of sales to multiple buyers, beginning in the fourth quarter of 2002 and completed in 2003. It is likely that following the sale of the stores, Fleming will retain a significant portion of the distribution volume for these stores.

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UPDATED EARNINGS AND CASH FLOW GUIDANCE

         Concurrent with its plans to divest the price-impact retail operations and to enable investors to better evaluate the company on a going forward basis, Fleming has updated its 2002 and 2003 earnings and cash flow guidance accordingly. Based on the intent to sell the retail operations, the retail segment will be classified as a "discontinued operation," in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

         Additionally, the updated guidance reflects the recent economic slowdown in consumer spending across the country and the increasingly competitive environment in retail, which has negatively impacted the entire industry. This industry-wide slowdown has resulted in lower sales and higher operating expenses as a percent of sales in Fleming's distribution operations.

         An integral slide presentation that provides significant detail regarding the guidance calculations is available on the Fleming website at www.fleming.com. Investors and interested parties are encouraged to visit the website to learn more about the company's guidance.

         Fleming's earnings guidance for continuing operations in the third quarter 2002 is between ($0.05) and $0.00 per share; for the fourth quarter 2002, earnings guidance is between $0.35 and $0.45 per share. EBITDA for continuing operations in the third quarter 2002 is anticipated to be in a range between $65 million to $70 million; for the fourth quarter 2002 EBITDA is anticipated to be in the range of $95 million to $105 million. Full year 2002 sales for continuing operations are anticipated to be approximately $15.4 billion.

         "Sales shortfalls in the third quarter reflect the pervasively weak and increasingly competitive retail environment throughout the country," said Hansen. "Fleming has already taken decisive action to lower costs, particularly administrative expenses, in response to the generally soft sales environment."

         The effect of these cost-reducing actions will be approximately $40 million on an annualized basis. The reductions in expenses are being achieved in part by leveraging technology, making process improvements and continually matching the organizational structure to the company's business needs. The benefits that will follow from reductions in force will be realized beginning in the fourth quarter of 2002. Fleming remains committed to achieving additional operating efficiencies through its low-cost-pursuit initiatives.

         The third quarter EPS projection for continuing operations includes the impact of severance-related expenses, anticipated to be approximately $0.10 per share. It also includes an

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impact of approximately $0.12 per share related to expenses incurred in the start-up of the company's new distribution center in Tulsa and the shutdown expenses of its Oklahoma City and Dallas facilities. The fourth quarter EPS projection reflects a modest improvement in sales trends over the prior quarter to factor in the generally higher fourth quarter seasonal sales and the realization of a portion of the company's targeted cost-cutting initiatives.

         For 2003, Fleming expects continuing operations to generate EPS of between $1.95 and $2.05 per share, and EBITDA of between $475 million and $490 million. Continuing operations sales for 2003 are expected to be approximately $18 billion and are expected to generate approximately $235 million in operating cash flow, which will allow for additional debt repayments of an estimated $100 million and capital expenditures to approximately $135 million in 2003.

BALANCE SHEET IMPROVEMENT

         Fleming has taken the following steps to strengthen its balance sheet and continues to improve credit metrics in the second half of 2002 and beyond:

         -  Eliminated all material long-term debt that matures before 2007.

         - More efficient management of seasonal inventory builds, resulting in improved operating cash flow.

         -  Cut administrative costs.

         -  Reduced capital expenditures.

         The company's expectation is that it will generate approximately $190 million in operating cash flow in the second half of 2002. The company will use approximately $100 million of this cash to repay debt, including fully paying down the amounts outstanding under its $550 million revolving credit facility by year-end, regardless of the status of the retail disposition. The company will also use approximately $90 million of this cash to fund capital expenditures. Proceeds from the sale of price-impact retail stores will also further pay down debt. As a result of this anticipated debt reduction, the company expects continual improvement in all three primary credit ratios - debt-to-EBITDA, EBITDA-to-interest and debt-to-capitalization.

CONFERENCE CALL AND WEBCAST

         A teleconference and webcast to review the information in this press release and discuss the slide presentation (which is available on the company's website) will be held on Wednesday,

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September 25, 2002 at 8:30 a.m. Eastern Time. To access the call, dial in to the conference line at 913.981.5537. Interested parties may listen to the conference call over the Internet on the company's website at www.fleming.com.
Additionally, the teleconference will be available for replay beginning at 1:30 p.m. Eastern Time, September 25, 2002 by dialing 888.203.1112. The confirmation code for both the calls is 791851.

ABOUT FLEMING

         With its national, multi-tier supply chain network, Fleming is the #1 supplier of consumer package goods to retailers of all sizes and formats in the United States. Fleming serves nearly 50,000 retail locations, including supermarkets, convenience stores, supercenters, discount stores, concessions, limited assortment, drug, specialty, casinos, gift shops, military commissaries and exchanges and more. To learn more about Fleming, visit our Web site at www.fleming.com.

FORWARD-LOOKING STATEMENT

         This document includes forward-looking statements regarding future events and Fleming's future financial performance, including anticipated earnings. These forward-looking statements are based on management's current expectations and subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: changes in general economic conditions; adverse effects of the changing industry and increased competition; sales declines and/or loss of customers; the ability of Kmart to continue as a going concern, to operate pursuant to the terms of its debtor-in-possession financing, or to complete its reorganization according to its plan; unanticipated problems with product procurement; exposure to litigation and other contingent losses; the inability to integrate acquired companies and to achieve operating improvements at those companies; increases in labor costs and disruptions in labor relations with union bargaining units representing Fleming's employees; and the negative effects of Fleming's substantial indebtedness and the limitations imposed by restrictive covenants contained in Fleming's debt instruments. Additional information about these factors is contained in Fleming's reports and filings with the Securities and Exchange Commission, including its 2001 Form 10-K. Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

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